FOR IMMEDIATE RELEASE

Contact:
Thomas R. Butkus
Chairman, President, and Chief Executive Officer
(708) 687-7400

AJS Bancorp, Inc. Announces Completion of Second Stock Repurchase Program and
Adoption of Third Stock Repurchase Program

MIDLOTHIAN, IL – March 17, 2015– AJS Bancorp, Inc. (the “Company”) (OTCQB: AJSB), the holding company for A.J. Smith Federal Savings Bank (the “Bank”), announced today that it has completed the second stock repurchase program adopted on October 21, 2014. Under the plan, the Company repurchased 115,000 shares, or approximately 5.0%, of its common stock. The shares were repurchased by the Company at an average price of $13.61 per share.

On March 17, 2015, the Board of Directors of the Company adopted a third stock repurchase program. Under the repurchase program, the Company may purchase up to 110,000 shares of its common stock, or approximately 5.0% of its outstanding shares.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.

About AJS Bancorp, Inc.

AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total assets of $217.5 million and total deposits of $166.2 million as of December 31, 2014. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.